Exhibit 10.22
Guardant Health, Inc.
2018 Incentive Award Plan
Annual Cash Incentive Program

Updated as of January 1, 2025

Overview

This Annual Cash Incentive Program (the “Bonus Plan”) is adopted under Section 7(a) of the Guardant Health, Inc. (the “Company” or “Guardant Health”) 2018 Incentive Award Plan (the “Plan”) and is intended to recognize, reward and retain Participants (as defined below) who achieve goals that support and are aligned with the Company’s strategic goals through the grant of annual incentive awards with respect to each fiscal year of the Company (“Awards”).

The Bonus Plan is designed to:
•Encourage and reward Participants for the achievement of pre-established corporate performance objectives;
•Provide a competitive incentive award opportunity as a key component of Guardant Health’s total rewards program;
•Align individual goals with organizational goals; and
•Directly link compensation payments with Company and individual performance results.

Performance Period; Administration

The Bonus Plan will continue in effect until terminated by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”).

The annual performance measurement period for the Bonus Plan shall follow Guardant Health’s fiscal year beginning on January 1st and ending on December 31st of the applicable year (each, a “Performance Period”).

The Bonus Plan is administered by the Committee. Except with respect to Participants who are executive officers of the Company, the Committee may delegate any or all of its powers under the Bonus Plan to the Company’s Chief Executive Officer(s) (the “CEO(s)”), the Chief People Officer or the Vice President of Total Rewards, and in the event of such delegation references herein to the “Committee” shall be deemed to be references to the CEO(s), the Chief People Officer or the Vice President of Total Rewards, as applicable. The Committee may rescind any such delegation at any time or re-vest in itself any previously delegated authority at any time. The Committee retains the sole discretion to modify, amend, suspend or terminate the Bonus Plan at any time, including but not limited to modification or termination of financial, operational, corporate, organization or individual performance goals/targets, individual bonus targets, and incentive payments. All decisions made by the Committee in connection with the Bonus Plan will be made in the Committee’s sole and absolute discretion and will be final and conclusive.

Eligibility and Target Award Opportunity

Guardant Health employees in eligible job codes as determined by The People Team are eligible to participate in the Bonus Plan with the exception of temporary employees, and interns. Employees who are participants in another Guardant Health cash bonus or incentive plan are generally not eligible to participate in this Bonus Plan. Independent contractors are not eligible to participate. Eligibility requirements may change at any time with or without notice. Employees eligible to participate in the Bonus Plan are referred to herein as “Participants”.

Unless otherwise determined by the Committee or as required under applicable law, in order to participate in the Bonus Plan and be eligible to receive an Award, the employee must:

•Have been an active employee with the Company or its subsidiaries for at least three consecutive months prior to the end of the applicable Performance Period; and

•Be employed with the Company or its subsidiaries on the day his or her Award (if any) is paid.

Exceptions to the eligibility requirements set forth above require prior written approval by the Committee.

Each Participant will be eligible to receive an Award under the Bonus Plan. The Award opportunity will be based on his or her job code and shall be expressed as a percentage of base salary in effect as of December 31 of the applicable Performance Period, or as a flat dollar amount, as applicable (the “Target Award Opportunity”).

Eligibility and Target Award Opportunity will initially be communicated to Participants in their offer letter. The Target Award Opportunity is subject to adjustment from time to time at the sole discretion of the Committee. Any changes to a Participant’s Eligibility and/or Target Award Opportunity due to change in role or Plan will be communicated to Participants.

Performance Objectives

Awards granted under the Bonus Plan are based on Company performance and individual performance. Determination of Company performance is based on specific performance measures as determined by the Committee in its sole discretion (the “Performance Objectives”). Performance Objectives may include, but are not limited to, financial, operational, corporate, and/or organizational objectives. These Performance Objectives are intended to align with and support Guardant Health’s short- and long-term operating and strategic objectives.

After completion of the Performance Period, upon recommendation by management, the Committee will determine the level of achievement of the Performance Objectives taking into account any qualitative and quantitative factors.

Determination of Individual Participant Awards

The actual amount of Participant cash Awards may range from 0-200% of Participant’s Target Award Opportunity. The actual amount of a cash Awards to Participants below Senior Vice President level will be determined based on:

•The Committee’s assessment of the Company’s achievement of the Performance Objectives with respect to the applicable Performance Period;
•The Participant’s individual performance with respect to the applicable Performance Period as assessed by Participant’s management with guidance by the People Team;
•The Participant’s Target Award Opportunity; and
•The application of any pro-ration as discussed below.

The actual amount of Award for Senior Vice President and above level Participants will be determined based on a calculation which weights Company achievement of Performance Objectives more heavily than individual performance.

Notwithstanding the generality of the foregoing, (i) the final determination of the actual amount of any Award earned by the Company’s executive officers will be made by the Committee, (ii) the final determination of the actual amount of any Award earned by the CEO(s) will be made by the Board upon recommendation of the Committee and (iii) the final determination of the actual amount of any Award earned by all other Participants will be made by the CEO(s) upon recommendation of the Vice President of Total Rewards and/or the Chief People Officer.

Illustration of calculation of actual Award for VP and below level employees

Individual eligible Base Salary ($)		Target Award Opportunity (Individual Bonus Target %)		Company Achievement of Performance Objectives (%)		Individual Performance as Determined by Management (%)		Proration if applicable		Actual Award (Bonus Payout)

	X		X		X		X		=

Example of calculation of actual Award for VP and below level employees

For an eligible employee with a base salary of $50,000 and Target Award Opportunity of 5%, if the Company achieves 90% of Performance Objectives, employee performance is determined to be 100%, and employee was in the same eligibility and Target Award Opportunity for the full year:

$50,000		5%		90%		100%		No Proration		$2,250

	X		X		X		X		=

Payment of Awards

Awards will be determined after the end of the applicable Performance Period and, subject to the eligibility conditions set forth above, will be paid in cash via the Company’s normal payroll processes to the applicable Participant, subject to all applicable taxes and other authorized withholdings, with an anticipated payment date no later than April 30 of the year following the end of the Performance Period.

Circumstances that May Impact Award; Pro-ration

A Participant’s Award may be impacted if any of the following circumstances occur; provided, that the payment of any Award remains at the discretion of the Company:

Situation	Effect on Award
New Hire
Employees who were not employed by the Company at the start of a Performance Period may be subject to a Target Award Opportunity pro-ration or may not be eligible for an Award for that Performance Period. Specifically, a Participant’s Target Award Opportunity will be adjusted for new hires in year of hire, as follows
•Q1 – Q3 New Hires - prorated based on the effective date of hire
•Q4 New Hires - not eligible

Change in Target Award Opportunity	When a change in the bonus target occurs during a Performance Period (expressed as a percentage of base salary or a flat dollar amount), an adjusted Target Award Opportunity will be calculated based on the portion of the Performance Period that each Target Award Opportunity applied.

Change in Salary	When a change in salary occurs, the salary in effect as of December 31 of the applicable Performance Period will be the determinative salary for purposes of calculating the year-end Target Award Opportunity.

Eligibility Change	For any ongoing employee who changes eligibility to participate in the Bonus Plan during a Performance Period, a pro-rated Target Award Opportunity will be calculated based on the portion of the year for which they were eligible.

Leave of Absence (LOA)	Employees taking an approved leave of absence will remain eligible to participate in the Bonus Plan. However, the Target Award Opportunity may be pro-rated based on the duration of the LOA, subject to applicable law.

Disability or Death	If a Participant’s employment ends during the Performance Period due to death or disability, the Committee may determine to pay to the Participant (or his/her estate in the case of death) a portion of the Award, if any, that otherwise would have been payable under the Bonus Plan, which may also be pro-rated to reflect the amount of time the Participant was employed during the Performance Period.

Termination prior to Payment Date	Subject to the above regarding death or disability, in order to receive an Award, a Participant must be employed by Guardant Health or its subsidiaries on the date such Participant’s Award is paid. If applicable law does not permit Guardant Health to withhold an Award, Guardant Health will pay to the Participant the minimum legally required Award

Miscellaneous

This Bonus Plan is subject to all provisions of the Plan and its provisions are hereby made a part of this Bonus Plan. The Bonus Plan is subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Awards granted under the Bonus Plan are intended to constitute Other Stock or Cash Based Awards, as defined in and for purposes of the Plan.

This Bonus Plan shall be unfunded, and the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under this Bonus Plan.

Awards under the Bonus Plan shall be subject to Section 10(m) of the Plan (“Claw-back Provisions”).

The Bonus Plan is a discretionary program. Although Guardant Health provides a summary description about how Award amounts are determined, any actual payment is at the sole discretion of the Committee, and neither the plan description created here nor any other description of the Bonus Plan entitles any Participant to an Award under the Bonus Plan as a matter of right, unless otherwise required by law.

Participation in the Bonus Plan is not intended to be and shall not be construed to imply an employment contract between the Company and any employee nor to grant an employee the right to continue in his or her job assignment.

This Bonus Plan shall be construed and interpreted in accordance with the laws of the state and/or country in which the Participant is or was employed by Guardant Health (or any of its subsidiaries). If any portion of this document shall for any reason be held to be invalid or unenforceable, then the remainder of this program document shall be construed in a manner most likely to create a result consistent with the purpose and processes outlined herein.